PROLOR BIOTECH ANNOUNCES $10 MILLION PREFERRED STOCK
LINE FROM MEMBERS OF THE FROST GROUP

-–$2 Million in Preferred Shares Issued at Closing––
––Company Has Option to Issue Up to an Additional $8 Million in Preferred Shares––
-–Replaces Existing $10 Million Line of Credit––

Nes-Ziona, Israel, July 24, 2009 — PROLOR Biotech, Inc. (OTCBB: PBTH), formerly Modigene Inc., today announced that it has entered into stock purchase agreements with private investors to sell up to $10 million of the company’s newly issued 10% cumulative convertible preferred stock at a price of $2.00 per share.  As part of the agreements, the company closed on the issuance of one million preferred shares for proceeds of $2 million.  The preferred stock investors include members of The Frost Group, LLC, including Dr. Phillip Frost, who is also the chairman of the board of PROLOR, and two other PROLOR directors, Dr. Jane Hsiao and Steven Rubin.  In conjunction with this new agreement, PROLOR’s existing line of credit agreement with The Frost Group has been terminated.

“After working closely with the PROLOR team as chairman over the past two years, I am very pleased to be expanding my investment in the company at this exciting time in its development, together with other members of The Frost Group,” said Dr. Frost. “I look forward to continuing to work with the board and management to help build PROLOR into a significant player in the therapeutic proteins market.”

The stock purchase agreement allows PROLOR at its sole discretion to issue up to an additional $8 million of preferred shares in one or more closings at any time before March 25, 2013.  Shares issued pursuant to the agreement, including the shares of PROLOR’s common stock into which the preferred shares may be converted, have not been and will not be registered under applicable securities laws and are therefore restricted securities – PROLOR has not granted any registration rights under the stock purchase agreement.    Additionally, all shares acquired by the investors under this agreement are subject to a one-year lock-up. The stock purchase agreement does not include any warrants to investors.

“This new infusion of equity capital comes at a critical time for PROLOR, as we are approaching significant milestones in the development of our long-acting human growth hormone candidate that has the potential to significantly decrease the frequency of administration of this important injectable drug,” said Shai Novik, president of PROLOR.  “We believe that the $2 million in preferred stock financing from members of The Frost Group, along with the option to obtain up to an additional $8 million at our sole discretion, is a positive development for the company.  It provides immediate capital to advance our development programs into clinical trials, while also enabling us to eliminate our existing $10 million line of credit, which required monthly interest payments and the inclusion of the debt as a liability on our balance sheet.”

The Series B investors may convert issued Series B preferred stock to common stock at any time.  At conversion, each share of preferred stock will convert into two shares of common stock. The company may force conversion of issued Series B preferred stock to common stock under certain conditions.

PROLOR Biotech, Inc.   3 Sapir Street, Nes Ziona, Weizmann Science Park, Israel 74140

About The Frost Group
The Frost Group, LLC, is a private investment firm based in Miami.  The Frost Group is led by Dr. Phillip Frost, and includes Jane Hsiao, Ph.D., Rao Uppaluri, Ph.D., and Mr. Rubin, a team that has been together in various capacities for over 23 years.  Since its formation in October 2006, The Frost Group has invested over $160 million in various companies and technologies in the United States and abroad. These investments, which range from small minority investments to controlling majority stakes, span a wide range of innovative and technology platforms in the areas of pharmaceuticals, diagnostic devices, medical devices, development education and entertainment for children, telecommunications, sports licensing, aircraft leasing, fixed based aircraft operations, software for seismic data analysis, and new materials for computer chips.

About PROLOR Biotech
PROLOR Biotech, Inc. is a biopharmaceutical company applying its patented CTP technology to develop longer-acting, proprietary versions of already approved therapeutic proteins that currently generate billions of dollars in annual global sales.  The CTP technology is applicable to virtually all proteins, and PROLOR is currently developing long-acting versions of human growth hormone, interferon beta and erythropoietin, which are in late preclinical development, as well as GLP-1.  The company’s long-acting human growth hormone drug candidate, which is expected to enter clinical trials in the coming months, has the potential to allow an administration regimen of a single weekly injection or even a single injection every two weeks, compared with the daily injection regimen most patients have to comply with today.  For more information on PROLOR, visit www.prolor-biotech.com.

Safe Harbor Statement:  This press release contains forward-looking statements, including statements regarding the results of current studies and preclinical experiments and the effectiveness of PROLOR’s long-acting protein programs, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect PROLOR’s business and prospects, including the risks that PROLOR may not succeed in developing any commercial products based upon its long-acting protein technology, including any long-acting versions of human growth hormone, erythropoietin, interferon beta or GLP-1; that the long-acting products in development may fail, may not achieve the expected results or effectiveness and/or may not generate data that would support the approval or marketing of these products for the indications being studied or for other indications; that ongoing studies may not continue to show substantial or any activity; that the actual dollar amount of any grants from the OCS is uncertain and is subject to policy changes of the Israeli government, and that such grants may be insufficient to assist with product development; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements.  The development of any products using the CTP platform technology could also be affected by a number of other factors, including unexpected safety, efficacy or manufacturing issues, additional time requirements for data analyses and decision making, the impact of pharmaceutical industry regulation, the impact of competitive products and pricing and the impact of patents and other proprietary rights held by competitors and other third parties. In addition to the risk factors set forth above, investors should consider the economic, competitive, governmental, technological and other factors discussed in PROLOR’s filings with the Securities and Exchange Commission.

PROLOR CONTACT:	MEDIA CONTACT:
Shai Novik, President	Barbara Lindheim
PROLOR Biotech, Inc.	GendeLLindheim BioCom Partners
Tel: +1 866 644-7811	+1 212 918-4650
Email: shai@prolor-biotech.com

PROLOR Biotech, Inc.   3 Sapir Street, Nes Ziona, Weizmann Science Park, Israel 74140